Exhibit 99.1

Teknova Reports First Quarter 2025 Financial Results

First quarter 2025 total revenue was $9.8 million, up 5% from prior year

Company introduced proprietary PluriFreezeTM cryopreservation system, in collaboration with Pluristyx, Inc.

Company reaffirms 2025 revenue guidance of $39-42 million

HOLLISTER, Calif., May 8, 2025 – Alpha Teknova, Inc. (“Teknova” or the “Company”) (Nasdaq: TKNO), a leading producer of critical reagents for the discovery, development, and commercialization of novel therapies, vaccines, and molecular diagnostics, today announced financial results for the first quarter ended March 31, 2025.

“We delivered strong financial and operational results in the first quarter,” said Stephen Gunstream, President and Chief Executive Officer at Teknova. “Our ability to drive organic growth in such a highly uncertain macroenvironment is a testament to the criticality of our product portfolio and diversity of our customer base. We remain confident in our long-term outlook, particularly as our clinical customers advance their therapies towards commercialization.”

Matt Lowell, Teknova’s Chief Financial Officer, added, “We delivered strong financial results in the first quarter 2025 compared to 2024, including 5% revenue growth and significant improvements in adjusted EBITDA and free cash outflow. We believe the Company is well positioned to maintain its momentum. We therefore reiterate our 2025 revenue guidance of $39-42 million and continue to anticipate full-year free cash outflow of less than $12 million,” he explained.

Corporate and Financial Updates

•
First quarter 2025 total revenue of $9.8 million, up 5% from the first quarter 2024
•
Entered into a collaboration with Pluristyx, Inc. – a leading provider of induced Pluripotent Stem Cells (iPSCs) – to expand access to their novel PluriFreezeTM cryopreservation system and to strengthen Teknova’s cell therapy product portfolio. Teknova is now the exclusive manufacturer and distributor of this proprietary product line, including wash and storage products, in the United States and Canada
•
Total cash and short-term investments were $26.3 million and total borrowings were $13.2 million at the end of the first quarter 2025

Revenue for the First Quarter 2025

	For the Three Months Ended March 31,
(Dollars in thousands)	2025	2024
Lab Essentials	$8,117	$7,266
Clinical Solutions	1,162	1,718
Other	516	306
Total revenue	$9,795	$9,290

First Quarter 2025 Financial Results

Total revenue for the first quarter 2025 was $9.8 million, up 5% compared to $9.3 million in the first quarter 2024. Lab Essentials revenue was $8.1 million in the first quarter 2025, up 12% compared to $7.3 million in the first quarter 2024. Clinical Solutions revenue was $1.2 million in the first quarter 2025, down 32% compared to $1.7 million in the first quarter 2024.

Gross profit for the first quarter 2025 was $3.0 million, compared to $2.2 million in the first quarter 2024. Gross margin for the first quarter 2025 was 30.7%, compared to 23.8% in the first quarter 2024. The increase in gross profit percentage was primarily driven by higher revenue coupled with lower overhead costs.

Operating expenses for the first quarter 2025 were $8.0 million, compared to $10.2 million in the first quarter 2024. Excluding the non-recurring charge of $1.3 million recorded in the first quarter of 2024 related to the reduction in workforce, operating expenses were down $0.9 million. The decrease was driven primarily by lower stock-based compensation expense related to the March 2024 option repricing and reduced spending generally.

Net loss for the first quarter 2025 was $4.6 million, or negative $0.09 per diluted share, compared to $8.1 million, or negative $0.20 per diluted share, for the first quarter 2024.

Adjusted EBITDA for the first quarter 2025 was negative $2.5 million, compared to negative $3.8 million for the first quarter 2024. Free Cash Flow was negative $4.3 million for the first quarter 2025, compared to negative $6.7 million for the first quarter 2024. A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Reiterates 2025 Outlook

Teknova reiterates its fiscal 2025 outlook for revenue and free cash outflow. The Company continues to anticipate total revenue of $39 million to $42 million for the fiscal year ending December 31, 2025 (“2025”). The Company also anticipates free cash outflow of less than $12 million for 2025.

Upcoming Investor Conference Attendance

Sidoti Micro Cap Conference (Virtual)

May 21, 2025, at 11:30 a.m. Eastern Time

William Blair 45th Annual Growth Stock Conference (Chicago, IL)

June 4, 2025

Jefferies 2025 Global Healthcare Conference (New York, NY)

June 5, 2025, at 1:25 p.m. Eastern Time

Conference Call and Webcast

Teknova will host a webcast and conference call on Thursday, May 8, 2025, beginning at 5:00 p.m. Eastern Time. To access the live webcast, listeners can log onto the call from the Investor Relations section of the Teknova website or by using this link. If you would like to participate in the call, please register for the webcast here to receive a unique PIN number and dial-in information. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Teknova

Teknova makes solutions possible. Since 1996, Teknova has been innovating the manufacture of critical reagents for the life sciences industry to accelerate the discovery and development of novel breakthroughs that will help people live longer, healthier lives. We offer fully customizable solutions for every stage of the workflow, supporting industry leaders in molecular diagnostics, synthetic biology, and emerging therapeutic modalities. Our fast turnaround of high-quality agar plates, microbial culture media, buffers and reagents, and water helps our customers scale seamlessly from RUO to GMP. Headquartered in Hollister, California, with over 180,000 square feet of state-of-the-art facilities, Teknova’s modular manufacturing platform was designed by our team of scientists, engineers, and quality control experts to efficiently produce the foundational ingredients for the discovery and commercialization of next-generation therapies.

Non-GAAP Financial Measures

This press release contains financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Teknova uses the following non-GAAP financial measures in assessing the performance of its business and the effectiveness of its business strategies: (a) Adjusted EBITDA and (b) Free Cash Flow.

Teknova defines Adjusted EBITDA as net loss adjusted for interest income (expense), net, provision for (benefit from) income taxes, depreciation expense, amortization of intangible assets, and stock-based compensation expense. Adjusted EBITDA reflects further adjustments to eliminate the impact of certain items, including certain non-cash and other items that Teknova does not consider representative of its ongoing operating performance.

Teknova continues to define Free Cash Flow as cash used in operating activities plus purchases of property, plant, and equipment.

Teknova provides Adjusted EBITDA and Free Cash Flow in this press release because Teknova believes that analysts, investors, and other interested parties frequently use these measures to evaluate companies in Teknova’s industry and that such measures facilitate comparisons on a consistent basis across reporting periods. Teknova also believes such measures are helpful in highlighting trends in Teknova’s operating results because they exclude items that are not indicative of Teknova’s core operating performance. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by Teknova may be different from the non-GAAP financial measures used by other companies.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to Teknova’s anticipated total revenue, including expectations for 2025 revenue and free cash outflow guidance, and other statements about

Teknova’s business prospects, including about Teknova’s profitability, strategy of managing operating expenses, and long-term growth strategy. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Teknova’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, demand for Teknova’s products (including the potential delay to or pausing of customer orders); Teknova’s assessment of fundamental indicators of future demand across its target customer base; Teknova’s cash flows and revenue growth rate; Teknova’s supply chain, sourcing, manufacturing, and warehousing; inventory management; risks related to global economic and marketplace uncertainties, including those related to the conflicts in Ukraine and the Middle East; reliance on a limited number of customers for a high percentage of Teknova’s revenue; potential acquisitions and integration of other companies; and other factors discussed in the “Risk Factors” section of Teknova’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in Teknova’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although Teknova believes that the expectations reflected in its forward-looking statements are reasonable, Teknova does not know whether its expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by Teknova on its website or otherwise. Teknova does not undertake any obligation to update, amend, or clarify these forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Investor Contact

Matt Lowell

Chief Financial Officer

matt.lowell@teknova.com

+1 831-637-1100

Media Contact

Jennifer Henry

Senior Vice President, Marketing

jenn.henry@teknova.com

+1 831-313-1259

ALPHA TEKNOVA, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2025	2024
Revenue	$9,795	$9,290
Cost of sales	6,788	7,081
Gross profit	3,007	2,209
Operating expenses:
Research and development	552	860
Sales and marketing	1,640	1,667
General and administrative	5,492	7,381
Amortization of intangible assets	287	287
Total operating expenses	7,971	10,195
Loss from operations	(4,964)	(7,986)
Other income (expenses), net
Interest expense, net	(144)	(145)
Other adjustment to loan exit fee	485	—
Total other income (expenses), net	341	(145)
Loss before income taxes	(4,623)	(8,131)
Provision for (benefit from) income taxes	22	(34)
Net loss	$(4,645)	$(8,097)
Net loss per share—basic and diluted	$(0.09)	$(0.20)
Weighted average shares used in computing net loss per share—basic and diluted	53,421,533	40,804,885

ALPHA TEKNOVA, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	As of March 31,	As of December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$3,377	$3,708
Short-term investments, held -to-maturity	22,896	26,688
Accounts receivable, net	5,616	4,312
Inventories, net	6,573	6,801
Prepaid expenses and other current assets	1,271	1,267
Total current assets	39,733	42,776
Property, plant, and equipment, net	44,728	45,753
Operating right-of-use lease assets	15,409	15,767
Intangible assets, net	12,804	13,091
Other non-current assets	1,319	1,382
Total assets	$113,993	$118,769
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,555	$825
Accrued liabilities	3,640	4,541
Current portion of operating lease liabilities	1,850	1,800
Current portion of long-term debt	—	4,045
Total current liabilities	7,045	11,211
Deferred tax liabilities	848	827
Other accrued liabilities	—	10
Long-term debt, net	12,989	9,443
Long-term operating lease liabilities	14,506	14,884
Total liabilities	35,388	36,375
Stockholders’ equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	201,780	200,924
Accumulated deficit	(123,176)	(118,531)
Total stockholders’ equity	78,605	82,394
Total liabilities and stockholders’ equity	$113,993	$118,769

ALPHA TEKNOVA, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2025	2024
Operating activities:
Net loss	$(4,645)	$(8,097)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	45	7
Inventory reserve	437	(91)
Depreciation and amortization	1,580	1,636
Stock-based compensation	852	1,307
Deferred taxes	21	(35)
Accrued interest income on short-term investments	(54)	—
Amortization of discount on short-term investments	(184)	—
Amortization of debt financing costs	86	84
Other adjustment to loan exit fee	(485)	—
Non-cash lease expense	30	47
Loss on disposal of property, plant, and equipment	—	49
Changes in operating assets and liabilities:
Accounts receivable	(1,349)	(619)
Inventories	(209)	478
Prepaid expenses and other current assets	(4)	174
Other non-current assets	63	117
Accounts payable	740	133
Accrued liabilities	(1,017)	(1,724)
Other	(10)	(24)
Cash used in operating activities	(4,103)	(6,558)
Investing activities:
Purchases of short-term investments	(1,970)	—
Maturities of short-term investments	6,000	—
Proceeds from sale of property, plant, and equipment	—	125
Purchases of property, plant, and equipment	(206)	(112)
Cash provided by investing activities	3,824	13
Financing activities:
Proceeds from long-term debt	1,110	—
Payment of exit fee costs	(1,110)	—
Payments related to equity financing	—	(37)
Repayment of financed insurance premiums	(56)	(306)
Proceeds from exercise of stock options	4	—
Cash used in financing activities	(52)	(343)
Change in cash and cash equivalents	(331)	(6,888)
Cash and cash equivalents at beginning of period	3,708	28,484
Cash and cash equivalents at end of period	$3,377	$21,596

ALPHA TEKNOVA, INC.

Reconciliation of Non-GAAP Measures to the Most Comparable GAAP Measures

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2025	2024
Net loss – as reported	$(4,645)	$(8,097)
Add back:
Interest expense, net	(144)	(145)
Provision for (benefit from) income taxes	22	(34)
Depreciation expense	1,293	1,349
Amortization of intangible assets	287	287
EBITDA	$(2,899)	$(6,350)
Other and non-recurring expenses:
Stock-based compensation expense	852	1,307
Severance pay and other termination benefits	—	1,287
Other adjustment to loan exit fee	(485)	—
Adjusted EBITDA	$(2,532)	$(3,756)

	For the Three Months Ended March 31,
	2025	2024
Cash used in operating activities	$(4,103)	$(6,558)
Purchases of property, plant, and equipment	(206)	(112)
Free Cash Flow	$(4,309)	$(6,670)